Exhibit 5.1

September 18, 2017

Performance Food Group Company

12500 West Creek Parkway

Richmond, Virginia 23238

Ladies and Gentlemen:

We have acted as counsel to Performance Food Group Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-214642) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). This opinion relates to the sale by the selling stockholder (the “Selling Stockholder”) identified in the underwriting agreement, dated September 13, 2017 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and Barclays Capital Inc. of 5,000,000 shares of Common Stock of the Company (the “Shares”).

We have examined the Registration Statement as it became effective under the Securities Act; the Company’s prospectus, dated November 16, 2016 (the “Base Prospectus”), as supplemented by the Company’s prospectus supplement, dated September 13, 2017 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records,

Performance Food Group Company	2	September 18, 2017

agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on September 18, 2017 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP